Exhibit 107
Calculation of Filing Fee Tables

Form S-4
(Form Type)

YUKON NEW PARENT, INC.
(Exact Name of Registrant as Specified in it Charter)

Table 1 - Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Value Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	457(f)(1) 457(f)(2)	13,000,000 (1)	--	$113,762,002 (2)	$0.00015310	$17,416.96
Fees to Be Paid	Equity	Common stock issuable upon exercise of warrants (3)	457(f)(2)	3,496,116 (3)	--	30,594,243 (3)	$0.00015310	$4,683.98
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts							$22,100.94
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$22,100.94

Exhibit 107

(1) Represents the estimated maximum number of shares of common stock of Yukon New Parent, Inc., par value $0.001 per share, (“New Mount Logan Common Stock”), a Delaware corporation (“New Mount Logan”), issuable in connection with the closing of the proposed business combination (the “Business Combination”) between Mount Logan Capital Inc., a corporation organized under the Laws of the Province of Ontario, Canada (“Mount Logan”) and 180 Degree Capital Corp., a New York corporation (“180 Degree Capital”) pursuant to an agreement and plan of merger dated January 16, 2025 by and between Mount Logan, 180 Degree Capital, New Mount Logan, Polar Merger Sub, Inc., a corporation organized under the Laws of the State of New York, and Moose Merger Sub, LLC, a limited liability company organized under the Laws of the State of Delaware (the “Merger Agreement”) with New Mount Logan as the surviving entity, as described in this joint proxy statement/prospectus.

(2) The amount in the “Maximum Aggregate Offering Price” column is estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rule 457(f)(1) and Rule 457(f)(2) promulgated thereunder. The proposed maximum aggregate offering price of New Mount Logan Common Stock was calculated on the basis of the sum of (i) the Closing TURN Net Asset Value and (ii) the Closing MLC Net Asset Value, as defined, respectively, in the Merger Agreement. The proposed maximum aggregate offering price of New Mount Logan Common Stock reflects the sum of the net asset value of 180 Degree Capital of $46,352,002 as of December 31, 2024, and as reported on Form N-CSR and filed with the Securities and Exchange Commission on February 13, 2025, for the Closing TURN Net Asset Value, and $67,410,000, the MLC Net Asset Value as defined in the Merger Agreement.

(3) Pursuant to Rule 457(o) of the Securities Act, the registration fee has been calculated on the basis of the maximum aggregate offering price. The fee has been calculated pursuant to Section 6(b) of the Securities Act at a rate equal to $153.10 per $1,000,000 of the proposed maximum aggregate offering price.

(4) Pursuant to the Merger Agreement, New Mount Logan will assume the obligation to issue New Mount Logan Common Stock to holders of warrants to purchase common stock of Mount Logan in accordance with the terms of such warrants.